Exhibit 10.2

AMENDED AND RESTATED COMMISSION AGREEMENT

THIS AMENDED AND RESTATED COMMISSION AGREEMENT (this “Agreement”) is made effective this 14th day of December, 2010 by and among THE TUTTLE AGENCY, INC., a New York corporation (“Tuttle”), SEGUE SEARCH OF NEW JERSEY INC., a New York corporation (“Segue”), TUTTLE AGENCY OF NEW JERSEY, INC., a New Jersey corporation (“Tuttle New Jersey”), TUTTLE SPECIALTY SERVICES INC., a New York corporation (“Tuttle Specialty” and together with Tuttle, Segue and Tuttle New Jersey, each a “Company” and collectively, the “Companies”), ROSENTHAL & ROSENTHAL, INC., a New York corporation (“Rosenthal”), INTEGRATED CONSULTING GROUP, INC., a Delaware corporation (“Integrated”) and TRI-STATE EMPLOYMENT SERVICES, INC., a Nevada corporation (“Tri-State”).

WITNESSETH:

WHEREAS, each Company is a corporation engaged in the temporary and permanent placement of employees primarily in the light industrial industry;

WHEREAS, each Company transferred all of its assets, except for accounts receivable, cash and tax refunds, to Integrated Consulting Group of NY LLC, a New York limited liability company (“Integrated LLC”);

WHEREAS, on October 23, 2009, Integrated LLC and each of the Companies entered into that certain Commission Agreement (the “Original Commission Agreement”), pursuant to which Integrated LLC agreed to pay the Companies a commission on sales generated and collected from the customer accounts transferred to it from the Companies;

WHEREAS, Rosenthal provides financing to the Companies and certain of their respective affiliates pursuant to that certain Loan and Security Agreement, dated as of September 11, 2007 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Rosenthal Loan Agreement”), by and among each of the Companies, as borrowers, certain other borrowers party thereto and Rosenthal, as lender, and such financing is secured by the assets of the Companies and their respective affiliates party to the Rosenthal Loan Agreement and related documents;

WHEREAS, in connection with a foreclosure and asset sale, Integrated LLC shall transfer certain of its assets to Integrated pursuant to that certain Foreclosure and Asset Purchase Agreement, dated as of November 12, 2010, by and among Integrated, Integrated LLC, each of the Companies and certain other parties thereto, as amended by Amendment No. 1 to the Foreclosure and Asset Purchase Agreement, dated December 7, 2010 and as may be further amended or supplemented from time to time (the “Asset Purchase Agreement”);

WHEREAS, Integrated is a corporation organized to conduct business in the temporary and permanent placement of employees in the light industrial industry;

WHEREAS, pursuant to the terms of the Asset Purchase Agreement, Integrated has agreed to assume the obligations and liabilities of Integrated LLC under the Original Commission Agreement, including the payment of a commission based on the sales generated and collected from the customer accounts transferred to it from Integrated LLC;

WHEREAS, as an affiliate of Integrated, Tri-State has agreed to guarantee Integrated’s obligations hereunder, including the payment of the commission; and

WHEREAS, as a closing condition to consummate the transfer of assets from Integrated LLC to Integrated pursuant to the Asset Purchase Agreement, each of the Companies, Rosenthal, Integrated and Tri-State have agreed to enter into this Agreement to amend and restate the Original Commission Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.           Commission Payment.  Integrated hereby agrees to pay a commission on all sales made by Integrated, with such commission to be paid on a weekly basis by no later than the immediately following Wednesday after the end of each calendar week.  The commission shall be 3% until the end of December 14, 2012 and then 2% for the next 36 months on gross sales, less invoice taxes and intermediary service fees (“Net Sales”) actually collected by Integrated; provided that to the extent such commission is not timely paid, such unpaid commission (“Carryover Commissions”) shall be paid, in whole, with the next weekly installment of commissions, but only to the extent that the commission has not already been paid by Tri-State pursuant to Section 2 herein.  To the extent any commissions are not paid by Integrated, Rosenthal shall reasonably exercise its right to collect such unpaid commissions from Tri-State.  All payments of commissions shall be paid directly to Rosenthal via a wire transfer of immediately available funds per the wiring instructions Rosenthal has provided to Integrated or in immediately available funds via another form of payment acceptable to Rosenthal.  All payments received by Rosenthal hereunder shall reduce the obligations under the Rosenthal Loan Agreement.  Integrated hereby further agrees to prepare and deliver to Rosenthal on a weekly basis all data and other supporting information to ascertain the commission amount, and such data and supporting information shall be in form and substance reasonably acceptable to Rosenthal.

2.           Guaranty.

(a)  Tri-State hereby irrevocably and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, (i) the due and punctual payment when due of any and all of the commission payments due hereunder by Integrated, including, without limitation, the Carryover Commissions, and (ii) the due and punctual payment when due in accordance with the Asset Purchase Agreement of the commission payments outstanding under the Original Commission Agreement and assumed by Integrated pursuant to the Asset Purchase Agreement.  Tri-State acknowledges and agrees that its obligations hereunder are absolute, unconditional and irrevocable, that this is a continuing guarantee of payment, and that this guarantee shall remain in full force and effect and be binding upon Tri-State, and its respective successors and assigns until the indefeasible payment and satisfaction in full of the obligations guaranteed hereby.

(b)  Tri-State hereby waives presentment to, demand of payment from and protest to Integrated of the commission payments and all other monetary obligations of Integrated to Rosenthal under this Agreement and the Asset Purchase Agreement, and also waives notice of acceptance of its guaranty and notice of protest for nonpayment.  The obligations of Tri-State hereunder shall not be affected by the failure of any of the Companies and/or Rosenthal to assert any claim or demand or to enforce any right or remedy against Integrated or Tri-State.

(c)  The obligations of Tri-State hereunder shall not be subject to any limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the commission payments and all other monetary obligations of Integrated or otherwise.  Without limiting the generality of the foregoing, the obligations of Tri-State hereunder shall not be discharged or impaired or otherwise affected by the failure of Rosenthal to assert any claim or demand or to enforce any remedy under this Agreement or the Asset Purchase Agreement, or any guaranty or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of any obligations, or by any other act or omission which may or might otherwise in any manner or to any extent vary the risk or reduce or extinguish the liability of Tri-State or otherwise operate as a discharge of Tri-State as a matter of law or equity.

(d)  Tri-State hereby waives and releases in favor of Rosenthal all rights of subrogation against or in respect of Integrated and all rights of indemnification, contribution and reimbursement from Integrated and its property, in each case in connection with this guaranty and any payments made hereunder, and regardless of whether such rights arise by operation of law, pursuant to contract or otherwise until such time as the commission payments and all other monetary obligations of Integrated to Rosenthal under this Agreement and the Asset Purchase Agreement have been fully paid.

3.           Choice of Law and Venue.  The parties hereto agree that this Agreement shall be governed by and construed in accordance with the laws of the State of New York.  Any dispute or action pursuant to this Agreement will be subject to the exclusive jurisdiction of either the Federal or State Courts located in the County of New York, State of New York.

4.           Benefits/Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective legal representatives, successors and assigns; provided, however, that no party may assign this Agreement without the prior written consent of the other parties hereto, which consent may not be unreasonably withheld.  This Agreement is intended solely for the benefit of the parties hereto and not intended to, and shall not create any enforceable third-party beneficial rights.

5.           Books and Records.  Each Company and Rosenthal shall have access upon reasonable notice during normal business hours, to examine the books and records of Integrated for the purposes of ascertaining Integrated’s gross sales and Net Sales.

6.           Notice.  Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effective only if it is in writing and delivered personally or sent by certified mail, postage prepaid, or hand delivery, addressed as follows:

If to the Companies:          Todtman, Nachamie, Spizz & Johns, P.C.
425 Park Avenue
New York, New York 10022
Telephone: (212) 754-9400
Attention:  Alex Spizz, Esq.

If to Integrated:                  Integrated Consulting Group, Inc.
c/o Corporate Resource Services, Inc.
160 Broadway, 11th Floor
New York, NY  10038
Telephone: (212) 346-7960
Attention:  Jay Schecter

If to Tri-State:                    Tri-State Employment Services, Inc.
c/o Corporate Resource Services, Inc.
160 Broadway, 11th Floor
New York, NY  10038
Telephone: (212) 346-7960
Attention:  Jay Schecter

If to Rosenthal:                   Rosenthal & Rosenthal, Inc.
1370 Broadway
New York, NY  10018
Attention: James Occhiogrosso

or to such other address as the applicable party may designate by notice to the other parties, and shall be deemed to have been given upon receipt.

7.           Entire Agreement.  This Agreement amends and restates the Original Commission Agreement and supersedes all previous contracts, and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties respecting the within subject matter and no party shall be entitled to benefits other than those specified herein.  As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect.

8.           Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission or ..pdf) in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.           Amendment.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

The Companies:

THE TUTTLE AGENCY, INC.

By:	/s/ Eric Goldstein
Eric Goldstein, Its President

SEGUE SEARCH OF NEW JERSEY INC.

By:	/s/ Eric Goldstein
Eric Goldstein, Its President

TUTTLE AGENCY OF NEW JERSEY, INC.

By:	/s/ Eric Goldstein
Eric Goldstein, Its President

TUTTLE SPECIALTY SERVICES INC.

By:	/s/ Eric Goldstein
Eric Goldstein, Its President

[Amended and Restated Commission Agreement]

Integrated:

INTEGRATED CONSULTING GROUP, INC.

By:	/s/ Jay H. Schecter
Jay H. Schecter, Its Chief Executive Officer

Tri-State:

TRI-STATE EMPLOYMENT SERVICES, INC.

By:	/s/ Jay H. Schecter
Jay H. Schecter, Its Senior Vice President

Rosenthal:

ROSENTHAL & ROSENTHAL, INC.

By:	/s/ James J. Occhiogrosso
James J. Occhiogrosso, Its Executive Vice President

[Amended and Restated Commission Agreement]